North Capital Funds Trust Operating Expenses Limitation Agreement

Appendix A

As of: July 10, 2020

North Capital Treasury Money Market Fund:

Class	Annualized Percentage of Average Dailey Net Assets	Expiration Date
Institutional	0.45%	August 31, 2021
Institutional	1.00%	August 31, 2030

A-1